Exhibit B

FORM OF OFFER TO REPURCHASE

AB MULTI-MANAGER ALTERNATIVE FUND

66 Hudson Blvd E

New York, NY 10001

1-877-354-6789

OFFER TO REPURCHASE UP TO 10% OF OUTSTANDING

AB MULTI-MANAGER ALTERNATIVE FUND SHARES AT NET ASSET VALUE

DATED AUGUST 14, 2026

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK TIME, ON SEPTEMBER 23, 2026, UNLESS SUCH OFFER IS EXTENDED

To the Shareholders of

AB Multi-Manager Alternative Fund:

AB Multi-Manager Alternative Fund, a closed-end, diversified, management investment company organized as a Delaware statutory trust (the “Company”), offers shares of beneficial interest in the Company (“Shares”). The Company is offering to repurchase for cash on the terms and conditions set out in this Offer to Repurchase and the related Notice of Intent to Tender (which together constitute the “Offer”) up to 10% of its outstanding Shares at their unaudited net asset value per Share as of December 31, 2026, or, if the Offer is extended, as of the last business day of the third month following the month in which the Offer actually expires (in each case, the “Valuation Date”). The Offer will remain open until 5:00 p.m., New York time, on September 23, 2026, unless the Offer is extended. This Offer is being made to all shareholders of the Company (“Shareholders”) and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company’s Declaration of Trust dated February 23, 2012 (the “Declaration of Trust”) and its prospectus dated July 28, 2026 (the “Prospectus”).

Shareholders should realize that the value of the Shares tendered in this Offer likely will change between commencement of this Offer and December 31, 2026, the date for which the value of the Shares tendered to the Company will be determined for purposes of calculating the repurchase price of such Shares, assuming the Offer is not extended. Shareholders tendering all of their Shares should also note that they will remain Shareholders of the Company, with respect to the Shares tendered and accepted for repurchase by the Company, if any, until the Valuation Date. Any tendering Shareholders that wish to obtain the most recent net asset value for their Shares should contact their financial advisor in the Bernstein Global Wealth Management unit (“Bernstein”) of AllianceBernstein L.P. (the “Investment Manager”) or the Company at (212) 486-5800, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. IMPORTANT NOTE: Any estimated net asset value provided by the Company or its authorized agents will be based on information supplied by third parties and is provided to Shareholders for convenience only and not pursuant to any obligation on the part of the Company. Neither the Company nor its agents can give any assurances as to the accuracy of such information, nor can either give any assurance that the final, regularly computed, unaudited monthly net asset value will not differ (perhaps significantly) from the estimated net asset value for that month. Moreover, estimated information cannot be read as superseding any final, regularly computed, unaudited monthly net asset value.

Shareholders desiring to tender all or some of their Shares in accordance with the terms of the Offer should complete, sign and mail (via certified mail return receipt requested), fax or hand deliver the attached Notice of Intent to Tender to their Bernstein financial advisor. If a Shareholder does not have a Bernstein financial advisor, the Notice of Intent to Tender should be sent to the Company’s transfer agent, AllianceBernstein Investor Services, Inc. (“ABIS”), at the following address: AllianceBernstein L.P., 66 Hudson Blvd E, Attn: Private Client, 26th Floor, New York, NY 10001, fax no. (212) 407-5850.

IMPORTANT

NONE OF THE COMPANY, ITS INVESTMENT MANAGER OR THE COMPANY’S BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES, EXCEPT FOR SUCH RECOMMENDATIONS AS MAY BE PROVIDED BY BERNSTEIN TO ITS INVESTMENT ADVISORY CLIENTS. SHAREHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF SHARES TO TENDER.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY RECOMMENDATION AS TO WHETHER A SHAREHOLDER SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE NOTICE OF INTENT TO TENDER. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR REPURCHASE BY MEMBERS MAY BE ACCEPTED FOR REPURCHASE BY THE COMPANY. THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS SEEK TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions, requests for assistance and requests for additional copies of the Offer may be directed to the Company.

AB Multi-Manager Alternative Fund

66 Hudson Blvd E

New York, NY 10001

Phone: 1-877-354-6789

You may also direct questions or requests for assistance to your financial advisor.

PLEASE DISCUSS THIS OFFER TO REPURCHASE WITH YOUR FINANCIAL ADVISOR PRIOR TO MAKING AN INVESTMENT DECISION.

TABLE OF CONTENTS

1. Summary Term Sheet

This Summary Term Sheet highlights certain information concerning this Offer, and is qualified entirely by the more detailed information included in the body of this Offer to Repurchase. To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer, including the related Notice of Intent to Tender. Section references are to this Offer to Repurchase.

•

The Company is offering to repurchase up to 10% of its outstanding Shares. The Company will repurchase your Shares at their unaudited net asset value per Share (that is, the value of the Company’s assets minus its liabilities, divided by the number of Shares outstanding) determined as of the Valuation Date. This Offer will remain open until 5:00 p.m., New York time, on September 23, 2026 unless the Offer is extended. All determinations as to the receipt of notices from Shareholders relating to the tender of Shares, including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Company or its designated agents, and any such determination will be final.

•	The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

•

You may tender your Shares up to an amount such that you maintain the minimum required balance of $20,000 after the repurchase of Shares. In addition to those circumstances described in Section 8 in which the Company is not required to accept tendered Shares, we reserve the right to repurchase all of your Shares in the Company if the repurchase would cause your Company account to have less than the required minimum balance. See Section 4.

•

If you tender Shares and we repurchase those Shares, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the unaudited net asset value of the Shares tendered, determined as of December 31, 2026 (or, if the Offer is extended, as of the relevant Valuation Date). The Note will be held for you in an account with ABIS, the Company’s transfer agent and agent designated for this purpose, and will entitle you to receive a payment in cash (valued according to the Prospectus) equal to the value of your Shares accepted for repurchase by the Company to be paid approximately 45 days after the Valuation Date. However, if 95% or more of a Shareholder’s Shares are being repurchased, the Shareholder will receive an initial payment equal to 95% of the value of the Shares repurchased and the balance due will be paid promptly after completion of the Company’s next annual audit following the Valuation Date. Such audit is expected to be completed in late May 2027. If you wish to receive a copy of your Note, you may contact your Bernstein financial advisor or the Company at 1-212-486-5800, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time, to request that a copy be sent to you by mail.

•

If you desire to tender Shares for repurchase, you must do so by 5:00 p.m., New York time, on September 23, 2026 (the “Repurchase Deadline”). Until the Repurchase Deadline, Shareholders have the right to withdraw any tenders of their Shares by giving proper notice to the Company. Shares withdrawn may be re-tendered before the Repurchase Deadline by following the tender procedures herein. If the Company has not yet accepted a Shareholder’s tender of Shares on or prior to October 12, 2026 (i.e., 40 business days following the commencement of the Offer), a Shareholder will also have the right to withdraw its tender of its Shares after such date. The Company will be deemed to have accepted Shares that are tendered when (if ever) it gives notice to the tendering Shareholder of its election to repurchase such Shares.

•

If we accept all or a portion of the Shares you tender, we will pay you the proceeds from one or more of the following sources: cash on hand or borrowed to finance repurchases, or withdrawals of capital from the investment funds in which the Company is invested. See Section 7.

•

If you would like us to repurchase all or some of your Shares, you should complete, sign and mail (via certified mail return receipt requested), fax or hand deliver the Notice of Intent to Tender enclosed with our Offer to your Bernstein financial advisor. If you do not have a Bernstein financial advisor, you should send the Notice of Intent to Tender to ABIS at the following address: 66 Hudson Blvd E, Attn: Private Client, 26th Floor, New York, NY 10001, fax no. (212) 407-5850, so that it is received before the Repurchase Deadline. If the Shareholder chooses to fax the notice of intent to tender, it should mail the original notice of intent to tender promptly after it is faxed (the original does not have to be received before the Repurchase Deadline provided the faxed copy is received before the Repurchase Deadline). See Section 5. The value of your Shares may change between commencement of this Offer and December 31, 2026, the date for which the net asset value of your investment will be determined for purposes of calculating the repurchase price for your Shares, assuming the Offer is not extended. See Section 3.

•

As of June 30, 2026, the unaudited net asset value per Share was $12.37. If you would like to obtain the most recent net asset value of your Shares, which the Company calculates from time to time based upon the information the Company receives from the managers of the investment funds in which the Company is invested, you may contact your Bernstein financial advisor or the Company at 1-212-486-5800, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time. See Section 3.

2. Background and Purpose of the Offer.

The purpose of this Offer is to provide a measure of liquidity to Shareholders as contemplated by and in accordance with the procedures set out in the Prospectus and the Declaration of Trust. The Prospectus, which was provided to each Shareholder, provides that the board of trustees of the Company (the “Board of Trustees”) has the discretion to determine whether the Company will repurchase Shares from time to time from Shareholders pursuant to written tenders. The Prospectus also states that the Investment Manager expects to recommend to the Board of Trustees that the Company repurchase Shares from Shareholders quarterly each year on the last business day of March, June, September and December, but the Board of Trustees may determine not to accept such recommendations from time to time.

Because there is no secondary trading market for Shares and transfers of Shares are prohibited without the prior approval of the Company or its delegate, the Board of Trustees has determined to cause the Company to make this Offer, after consideration of various matters, including but not limited to certain of the factors set out in the Prospectus and the recommendation of the Investment Manager.

The repurchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Shareholders who do not tender their Shares. Shareholders who retain their Shares may be subject to increased risks that may result from the reduction in the Company’s net assets resulting from payment for the Shares tendered. A reduction in net assets may result in remaining Shareholders bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Shareholders from time to time. Payment for Shares purchased pursuant to this Offer may also require the Company to liquidate portfolio holdings earlier than the Investment Manager would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

Shares that are tendered to the Company in connection with the Offer will be retired. The tender of Shares by a Shareholder will not affect the record ownership of such Shareholder for purposes of voting or entitlement to any distributions payable by the Company unless such Shares are actually repurchased. Also realize that although the Offer expires on the Repurchase Deadline, you remain subject to the risk of fluctuations in the value of the Shares you tendered that are accepted for repurchase by the Company until the Valuation Date.

3. Offer to Repurchase and Price.

The Offer is for up to 10% of the Company’s Shares outstanding as of August 1, 2026. The Company will, on the terms and subject to the conditions of the Offer, repurchase Shares that are tendered by Members by the Repurchase Deadline and not withdrawn (as provided in Section 6 below). The Company reserves the right to extend, amend or cancel the Offer as described in Section 8 below. The repurchase price of Shares tendered will be their unaudited net asset value per Share as of the Valuation Date, payable as set out in Section 7. As of the close of business on July 1, 2026, the unaudited net asset value of the Company was $1,224,533,995.81 (with an unaudited net asset value per Share of $12.37).

4. Amount of Tender.

Subject to the limitations set out below, Shareholders may tender their Shares up to an amount such that they maintain the minimum required balance of $20,000 after the repurchase of Shares. If a Shareholder tenders an amount that would cause the Shareholder’s balance to fall below the required minimum, the Company reserves the right to repurchase all of the Shareholder’s Shares in the Company. The Offer is being made to all Shareholders of the Company and is not conditioned on any minimum amount of Shares being tendered.

If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 10% of the Company’s outstanding Shares (or such greater amount as the Company may elect to repurchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, repurchase all of the Shares so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below. If more than 10% of the Company’s outstanding Shares are duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Company will in its sole discretion either (A) accept a portion of the Shares tendered by each Shareholder on or before the Repurchase Deadline for payment on a pro rata basis (i.e., in the same proportion that the percentage of the Fund’s outstanding Shares specified in the Offer (10%) bears to the total Shares tendered); (B) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (C) to the extent permissible under the Declaration of Trust and applicable law, extend the Offer, if necessary, and increase the amount of Shares that the Company is offering to repurchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer. The Offer may be extended, amended or canceled in various other circumstances as described in Section 8 below.

5. Procedure for Tenders.

Shareholders wishing to tender Shares pursuant to the Offer should mail, fax or hand deliver by September 23, 2026, a completed and executed Notice of Intent to Tender to their Bernstein financial advisor. If the Shareholder does not have a financial advisor, the Notice of Intent to Tender should be sent to ABIS at the following address: 66 Hudson Blvd E, Attn: Private Client, 26th Floor, New York, NY 10001, fax no. (212) 407-5850.

The completed and executed Notice of Intent to Tender must be received by a Shareholder’s financial advisor or ABIS no later than 5:00 p.m., New York time, on September 23, 2026 (or, if the Offer is extended, no later than the Repurchase Deadline).

The Company recommends that all documents be submitted to a Shareholder’s Bernstein financial advisor or ABIS via certified mail, return receipt requested, or by facsimile transmission. A Shareholder choosing to fax a Notice of Intent to Tender must also send or deliver the original completed and executed Notice of Intent to Tender promptly thereafter. Shareholders wishing to confirm receipt of a Notice of Intent to Tender may contact their financial advisor. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares including, but not limited to, the failure of a Shareholder’s financial advisor or ABIS to receive any Notice of Intent to Tender or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination will be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Shareholder, and the Company’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company will determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. However, none of the Company, the Investment Manager or the Board of Trustees will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6. Withdrawal Rights.

A tender of Shares may be withdrawn by a Shareholder at any time before 5:00 p.m., New York time, on September 23, 2026. If the Company has not yet accepted a Shareholder’s tender of Shares on or prior to October 12, 2026 (i.e., 40 business days following the commencement of the Offer), a Shareholder will also have the right to withdraw their tender of Shares after such date. To be effective, any notice of withdrawal must be timely received by a Shareholder’s Bernstein financial advisor or by ABIS. A form to use to give notice of withdrawal of a tender is available upon request from your Bernstein advisor or by calling Bernstein at the telephone number set forth on page 1. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be tendered again prior to the relevant Repurchase Deadline by following the procedures described in Section 5.

7. Purchases and Payment.

For purposes of the Offer, the Company will be deemed to have received and accepted Shares that are tendered when (if ever) it gives notice to the tendering Shareholder of its election to repurchase such Shares. As stated in Section 3 above, the repurchase price of Shares tendered by any Shareholder will be the unaudited net asset value per Share as of December 31, 2026, if the Offer expires on the initial Repurchase Deadline, otherwise the unaudited net asset value per Share will be calculated as of the last business day of the third month following the month in which the Offer expires. The Company will not pay interest on the repurchase price.

For each Shareholder who tenders Shares that are accepted for repurchase, payment of the repurchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Shareholder to receive payment in an amount equal to the unaudited net asset value of such Shares, determined as of the Valuation Date, which is expected to be on December 31, 2026. Payment of this amount will be made to you approximately 45 days after the Valuation Date. However, if 95% or more of a Shareholder’s Shares are being repurchased, the Shareholder will receive an initial payment equal to 95% of the value of the Shares and the balance due will be paid promptly after completion of the Company’s next annual audit following the Valuation Date. Such audit is expected to be completed in late May 2027.

The repurchase price will be paid entirely in cash.

The Note pursuant to which a tendering Shareholder will receive payment with respect to repurchased Shares will be held for the tendering Shareholder in an account created for the Shareholder with ABIS, the Company’s transfer agent and agent designated for this purpose. Any subsequent payment on the Note will be made to the account specified in the Shareholder’s Notice of Intent to Tender.

The Company will make payment for Shares it repurchases pursuant to the Offer from one or more of the following sources: (a) cash on hand; (b) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Company; and (c) possible borrowings as described below. The Company, however, will not distribute securities in-kind in the Offer.

Upon its acceptance of tendered Shares for purchase, the Company will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that the Company has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above.

None of the Company, the Board of Trustees, or the Investment Manager expects at this time to borrow funds to repurchase Shares tendered in connection with the Offer. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the repurchase price for Shares, subject to compliance with applicable law. In this regard, the Fund has entered into an agreement (the “Credit Agreement”) with State Street Bank and Trust Company (“State Street”) to establish a revolving line of credit. Under the Credit Agreement, State Street has committed to provide advances to the Fund upon request in an aggregate principal amount not to exceed the least of $50,000,000 or specified percentages of certain eligible assets of the Fund as such eligible assets are defined under the Credit Agreement. Interest on loans taken under the Credit Agreement is payable at an annual rate equal to 1.5% plus the secured overnight financing rate published by the Federal Reserve Bank of New York plus 0.1%. In addition, the Fund pays a commitment fee of 0.50% annually on the unused commitment amount ($50 million minus the amount actually borrowed). The Credit Agreement will terminate on October 13, 2026.

Payment by the Company of amounts owed to Shareholders who tender their Shares in this repurchase offer is not contingent upon the availability of any financing option.

8. Certain Conditions of the Offer.

The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. In the event that the Company so elects to extend the tender period, for the purpose of determining the repurchase price for tendered Shares, the net asset value per Share will be determined as of the close of business on the last business day of the third month following the month in which the Offer expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to repurchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares tendered for repurchase. If the Company determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to repurchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Trustees, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company, (vi) material decrease in the net asset value of the Company from the net asset value as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or the Shareholders if Shares tendered pursuant to the Offer were repurchased; or (c) the Board of Trustees determines that it is not in the best interest of the Company to repurchase Shares pursuant to the Offer.

9. Certain Information About the Company.

The Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, diversified, management investment company. It was organized as a Delaware statutory trust on February 23, 2012. Subscriptions for Shares of the Company were first accepted for investment as of October 1, 2012. The principal office of the Company is located at 66 Hudson Blvd E, New York, NY 10001 and the telephone number is 1-212-969-1000. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Prospectus and the Declaration of Trust.

Except as noted below, none of the Company, the Investment Manager or the Board of Trustees has any current plans or proposals that relate to or would result in: (1) the acquisition by any person of additional Shares (other than the Company’s intention to accept subscriptions for Shares on the first business day of each calendar month and from time to time as described in Section 2 above), or the disposition of Shares (other than through periodic repurchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (3) any material change in the present distribution policy or indebtedness or capitalization of the Company; (4) any change in the present Board of Trustees or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Trustees, or to fill any existing vacancy on the Board of Trustees or to change any material term of any employment contract of any executive officer; (5) a purchase, sale or transfer of a material amount of assets of the Company (other than as the Board of Trustees determines may be necessary or appropriate to fund all or a portion of the repurchase price for Shares acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of the Company); (6) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in its investment policies for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the Declaration of Trust or other governing instruments or other actions that could impede the acquisition of control of the Company. Effective May 4, 2026 Jorge A. Bermudez resigned from the Board of Trustees of the Company. Effective June 1, 2026 John A. Lovito became Trustee of the Company.

Based on the July 1, 2026 net asset value and shares outstanding, the Investment Manager and the following trustees and executive officers owned Shares equal in value to the following amount:

Person	Share NAV	Approximate Percentage of Company’s Net Capital
Investment Manager	$127,663.05	0.01%
Brian Briskin[1]	$485,692.71	0.04%
Alexander Chaloff	$61,301.35	0.01%
R. Jay Gerken[2]	$139,489.17	0.01%
Jeffrey Holland	$26,382.35	0.00%
Vikas Kapoor	$160,604.74	0.01%

No other trustee or executive officer of the Fund owned (directly or indirectly) Shares of the Company as of July 1, 2026. In addition, no person controlling the Company or the Investment Manager nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Shares of the Company. The Address of the Investment Manager is 501 Commerce Street, Nashville, Tennessee 37203. The Address of the trustees and each executive officer is care of the Company at 66 Hudson Blvd E, New York, NY 10001.

Other than the issuance of Shares by the Company in the ordinary course of business, there have been no transactions involving Shares that were effected during the past 60 days by the Company, the Investment Manager, any trustee or any person controlling the Company or the Investment Manager.

[1]	Brian Briskin is tendering 5,571.997 shares pursuant to the Tender Offer dated May 15, 2026 with net asset value to be determined as of September 30, 2026.
[2]	R. Jay Gerken is tendering 11,276.408 shares pursuant to the Tender Offer dated May 15, 2026 with net asset value to be determined as of September 30, 2026.

10. Certain Federal Income Tax Consequences.

The following discussion is a general summary of the federal income tax consequences of the repurchase of Shares by the Company from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisors for a complete description of the tax consequences to them of a repurchase of their Shares by the Company pursuant to the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any State thereof or the District of Columbia, (iii) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding Shares should consult their tax advisors.

All Shareholders should consult their tax advisors to determine the particular tax consequences to them of participating in the Offer in light of their specific circumstances. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences and any applicable foreign tax consequences of the Offer.

A sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from the Company.

Sale or Exchange Treatment. Under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), a U.S. Holder will recognize gain or loss on a sale of Shares to the Company for cash pursuant to the offer if the sale:

•	results in a “complete termination” of such U.S. Holder’s ownership of Share in the Company;

•	results in a “substantially disproportionate” redemption with respect to such U.S. Holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

In applying each of the Section 302 tests described above, a U.S. Holder must take account of Shares that such U.S. Holder constructively owns under detailed attribution rules set forth in the Code, which generally treat the U.S. Holder as owning Shares owned by certain related individuals and entities, and Shares that the U.S. Holder has the right to acquire by exercise of an option, warrant or right of conversion. U.S. Holders should consult their tax advisors regarding the application of the constructive ownership rules to their particular circumstances.

A sale of Shares pursuant to the Offer will result in a “complete termination” if either (i) the U.S. Holder owns no Shares, either actually or constructively, after the Shares are sold pursuant to the Offer, or (ii) the U.S. Holder does not actually own any Shares immediately after the sale of Shares pursuant to the Offer and, with respect to Shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such Shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.

A sale of Shares pursuant to the Offer will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the sale. If a sale of Shares pursuant to the Offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

A sale of Shares pursuant to the Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. A sale of Shares that actually reduces the percentage of Shares owned, actually or constructively, by such Holder would likely be treated as a “meaningful reduction” even if the percentage reduction is relatively minor if that U.S. Holder does not exercise any control over or participate in the management of the Company’s corporate affairs. Any person that has an ownership position that allows some exercise of control over or participation in the management of corporate affairs will not satisfy the meaningful reduction test unless that person’s ability to exercise control over or participate in management of corporate affairs is materially reduced or eliminated.

U.S. Holders should also be aware that the manner in which we will select the Shares to be repurchased pursuant to the Offer may affect whether the sale of the tendered Shares will meet any of the Section 302 tests. Substantially contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related person that are part of a plan viewed as an integrated transaction with the Offer may be taken into account in determining whether any of the Section 302 tests described above are satisfied.

If a U.S. Holder satisfies any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Gain or loss must be determined separately for each block of Shares. Specified limitations apply to the deductibility of capital losses by U.S. Holders.

A 3.8% Medicare contribution tax is imposed on net investment income, including, among other things, dividends and net gain from investments, of U.S. individuals with income exceeding $200,000 ($250,000 if married filing jointly), and of estates and trusts.

Distribution Treatment. If a sale of Shares pursuant to the Offer does not satisfy any of the Section 302 tests, a Shareholder may be treated as having received a taxable dividend or a tax-free return of capital, depending on the Company’s earnings and profits and the Shareholder’s basis in the Shares. If a sale of Shares pursuant to the Offer is treated as a distribution, a Shareholder’s basis in Shares sold pursuant to the Offer will be added to the Shareholder’s remaining Shares, to the extent that the Shareholder has basis in excess of any return of capital distribution.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 24% of the gross proceeds payable to a Shareholder or other payee pursuant to the Offer must be withheld and remitted to the U.S. Treasury unless the Shareholder or other payee provides his, her or its taxpayer identification number (employer identification number or social security number) and provides the required certifications under penalties of perjury or otherwise establishes an exemption. Therefore, tendering Shareholders should complete and sign a Form W-9 in order to provide the information and certifications necessary to avoid backup withholding, unless the Shareholder otherwise establishes that the Shareholder is not subject to backup withholding. In order for a Non-U.S. Holder to establish that it is not subject to backup withholding, that Shareholder must submit a Form W-8BEN or other applicable form, signed under penalties of perjury, instead of the Form W-9. Tendering Shareholders can obtain the applicable forms from the U.S. Internal Revenue Service (the “IRS”).

U.S. Federal Tax Withholding for Non-U.S. Holders. Gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his, her or its agent will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. (and, if an income tax treaty applies, the gross proceeds are generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder). In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver, before the payment, a properly completed and executed Form W-8BEN, or other applicable form, certifying under penalties of perjury that such Non-U.S. Holder is eligible for a reduced rate of withholding on dividends under the applicable treaty. Such forms can be obtained from the IRS. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the U.S., a Non-U.S. Holder must deliver, before the payment, a properly executed Form W-8BEN claiming such exemption. Such forms can be obtained from the IRS.

A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in this section or if such Shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Company withheld at a higher rate.

FATCA Withholding. Separately, under provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act or “FATCA,” a 30% withholding tax is imposed on U.S.-source dividends, interest and other passive income paid to (i) foreign financial institutions including non-U.S. investment funds unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain other foreign entities, unless they certify certain information regarding their direct and indirect U.S. owners. This withholding tax would apply to amounts payable pursuant to the Offer. To avoid withholding, foreign financial institutions will need to (i) enter into agreements with the IRS that state that they will provide the IRS information, including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders who fail to provide the required information, and determine certain other information as to their account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, provide local revenue authorities with similar account holder information. Other foreign entities will need to either provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply, or agree to provide certain information to other revenue authorities for transmittal to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the Offer, including the application of U.S. federal tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

A tax-exempt Shareholder from whom Shares are repurchased by the Company may incur unrelated business taxable income with respect to his, her or its investment in the Company in the event that the Company borrows funds to repurchase Shares tendered in connection with the Offer.

11. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Company has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to this Offer. A free copy of such statement may be obtained by contacting the Company at the address and telephone number set out on the first page of the Offer to Repurchase or from the SEC internet Web site, http://www.sec.gov. A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the SEC at 100 F Street, N.E., Washington, DC 20549.